Exhibit 5.1
[K&L GATES LETTERHEAD]
February 28, 2011
WESCO International, Inc.
225 West Station Square Drive
Suite 700
Pittsburgh, Pennsylvania 15219
Ladies and Gentlemen:
     We are counsel to WESCO International, Inc., a Delaware corporation (the “Company”), and we have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,920,890 shares of the Company’s common stock, par value $.01 per share (the “Shares”), which Shares are to be issued from time to time to employees and non-employee directors of the Company or any of its subsidiaries in connection with the Company’s 1999 Long-Term Incentive Plan, as amended (the “Plan”).
     You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and the corporate actions of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
     Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, we are of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware and federal law of the United States. The foregoing opinions are rendered as of the date of this letter. We assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.
     We are furnishing this opinion letter to you solely in connection with the Registration Statement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ K&L Gates LLP